PHILLIPS-VAN HEUSEN CORPORATION
                      ___________________________________


                           THIRD AMENDMENT AGREEMENT
                         Dated as of February 1, 1998


                                       to


                                 NOTE AGREEMENTS
                           Dated as of October 1, 1992


     Re:           $55,000,000 7.85% Series A Senior Notes
                              Due November 1, 2002
                                       and
                    $8,000,000 7.02% Series B Senior Notes
                              Due November 1, 1999
                                       and
                    $6,000,000 7.75% Series C Senior Notes
                              Due November 1, 2002

                      PHILLIPS-VAN HEUSEN CORPORATION
                  1290 Avenue of the Americas-11th Floor
                       New York, New York  10104


                        THIRD AMENDMENT AGREEMENT
                                    TO
                                NOTE AGREEMENTS
                       DATED AS OF OCTOBER 1, 1992


          Re:       $55,000,000 7.85% Series A Senior Notes
                             Due November 1, 2002
                                      and
                     $8,000,000 7.02% Series B Senior Notes
                             Due November 1, 1999
                                      and
                       $6,000,000 7.75% Series C Senior Notes
                             Due November 1, 2002



                                                                   Dated as of
                                                              February 1, 1998

To the Holders as
  defined hereinbelow

Ladies and Gentlemen:

      Reference is made to the separate Note Agreements each dated as of October 1, 1992 (the "Outstanding Note Agreements") between PHILLIPS-VAN HEUSEN CORPORATION, a Delaware corporation (the "Company"), and each of the Purchasers named on Schedule I thereto (the "Purchasers") as amended pursuant to that certain First Amendment Agreement dated as of June 24, 1996 and that certain Second Amendment Agreement dated as of July 15, 1997, pursuant to which the Company issued and sold (i) $55,000,000 original aggregate principal amount of its 7.85% Series A Senior Notes due November 1, 2002 (the "Series A Notes"),
(ii) $8,000,000 original aggregate principal amount of its 7.02% Series B
Senior Notes due November 1, 1999 (the "Series B Notes") and (iii) $6,000,000 original aggregate principal amount of its 7.75% Series C Senior Notes due November 1, 2002 (the "Series C Notes"). The Purchasers or transferees of such Purchasers are hereinafter collectively referred to as the "Holders."
The Series A Notes, Series B Notes and Series C Notes are hereinafter collectively referred to as the "Outstanding Notes."

      The Company and the Holders now desire to amend the Outstanding Note Agreements in the respects, but only in the respects, hereinafter set forth.

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



      Now, therefore, the Company and the Holders, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, do hereby agree as follows:

     SECTION 1.     AMENDMENTS TO THE OUTSTANDING NOTE AGREEMENTS.

     Section 1.1. Sections 2.2 and 2.3 of the Existing Note Agreements are hereby amended to read in their entirety as follows:

           Section 2.2. Prepayment with Premium. (a) Subject to Sec. 2.2(b), in addition to the payments required by Sec. 2.1, upon compliance with Sec.
     2.3 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum aggregate principal amount of $1,000,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined for the date of prepayment as of the date three Business Days prior to the date of such prepayment pursuant to this Sec. 2.2(a). Any prepayment of less than all of the outstanding Notes pursuant to this Sec. 2.2(a) shall be applied in accordance with Sec. 2.1(e).

           (b) In addition to the payments required by Sec. 2.1, the Company agrees that within five (5) days of completion of any public or Rule 144A debt offering by the Company, the Company shall prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Notes an amount equal to 100% of the aggregate outstanding principal amount thereof together with accrued and unpaid interest thereon to the date of such prepayment, and in the case of any such prepayment on or prior to July 31, 1998, together with a premium equal to the Modified Make-Whole Amount and in the case of any such prepayment thereafter, together with a premium equal to the Make-Whole Amount, in each case, determined for the date of such prepayment as of the date two Business Days prior to the date of such prepayment pursuant to this Sec. 2.2(b).

           Section 2.3. Notice of Prepayments. The Company will give notice of any prepayment of the Notes pursuant to Sec. 2.2 to each holder thereof not less than 30 days nor more than 60 days in the case of Sec. 2.2(a), and not less than 2 Business Days or more than 30 days in the case of Sec. 2.2(b), before the date fixed for such prepayment specifying (i) such date,
     (ii) the principal amount of the holder's Notes to be prepaid on such date,
     (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount or the Modified Make-Whole Amount, as the case may be.


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
Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



    Section 1.2. Section 5.5 of the Existing Note Agreements is hereby amended to read in its entirety as follows:

           Section 5.5. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than the sum of:

                (i)  $150,000,000;

           plus

                (ii) 50% of the amount of any positive Consolidated Net Income for each fiscal year of the Company beginning with the fiscal year ending January 31, 1993 (except that in the case of the fiscal year ending January 31, 1993, the period of calculation shall begin May 3, 1992) computed on a cumulative basis for the entire period beginning May 3, 1992 to and including the last day of the fiscal year immediately preceding the date of any determination hereunder (it being agreed that for the purposes of this clause (ii) of this Sec. 5.5, (a) Consolidated Net Income shall be deemed to be zero for any fiscal year (or the three fiscal-quarter period in the case of the fiscal year ending January 31, 1993) in which Consolidated Net Income was a deficit figure, and (b) the after tax restructuring charge in the amount of $48,000,000 taken by the Company in the fourth quarter of the fiscal year ended February 1, 1998 shall be added back to Consolidated Net Income to the extent deducted therefrom).

    Section 1.3. Section 5.6 of the Existing Note Agreements is hereby amended to read in its entirety as follows:

           Section 5.6.  Limitations on Debt; Interest Charges Coverage Ratio.
     (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Current Debt or Funded Debt, except:

           (1)  Funded Debt evidenced by the Notes;

           (2) Funded Debt of the Company and its Restricted Subsidiaries outstanding as of October 1, 1992 and reflected on Annex B to Exhibit B hereto;

           (3) additional Funded Debt of the Company and its Restricted Subsidiaries incurred subsequent to the First Amendment Agreement Closing Date;

           (4) Current Debt of the Company or any Restricted Subsidiary; provided, however, that during the twelve-month period immediately preceding the date of any determination hereunder, there shall have been a period of thirty consecutive days during which the average daily amount of Current Debt of the Company and all Restricted Subsidiaries shall not exceed an amount equal to $25,000,000 plus the amount of Funded Debt which could have been incurred (in addition to any Funded Debt then outstanding) on each such day by the Company and all Restricted Subsidiaries pursuant to Sec. 5.6(a)(3) and Sec. 5.6(b)(3); and

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



           (5) Current Debt or Funded Debt of a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary.

     (b) In addition to the restrictions contained in Sec. 5.6(a), the Company shall not:

           (1)  permit Basket Obligations to exceed 15% of Consolidated Net
     Worth;

           (2) create, assume or incur or in any manner become liable in respect of any Debt secured by a Lien described in Sec. 5.7(viii), if, after giving effect thereto, the sum of (i) Basket Obligations plus (ii) all Debt secured by Liens incurred pursuant to Sec. 5.7(a)(vii), would exceed 15% of Consolidated Net Worth; and

           (3) permit the ratio of Funded Debt to Consolidated Total Capitalization for the respective periods set forth below to exceed the ratio set forth opposite such period:

                        PERIOD                               RATIO

           From the date hereof through and including       .55 to 1
           the fiscal year ending February 1, 1998

           From February 1, 1998 to and including           .60 to 1
           August 1, 1998
           and at all times thereafter:                     .45 to 1

           (c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this Sec. 5.6 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

           (d) The Company will not permit the ratio of Net Income Available for Interest Charges to Interest Charges for the period of four consecutive fiscal quarters ending on or about the end of each month specified below to be less than the ratio set forth opposite such month:

                                  PERIOD                RATIO

                            April 1996                  1.25x
                            July 1996                   1.25x
                            October 1996                1.30x
                            February 1997               1.40x

                            April 1997                  1.70x
                            July 1997                   1.70x
                            October 1997                2.00x
                            January 1998                2.00x

                            April 1998                  1.50x
                            July 1998                   1.50x
                            October 1998 and each
                              April, July, October and
                              January thereafter        2.50x

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements


     Section 1.4. Section 8.1 of the Outstanding Note Agreements shall be and is hereby amended as follows:

           a. The definition of "Reinvestment Rate" included in the definition of "Make-Whole Amount" is hereby amended to read in its entirety as follows:

     "Reinvestment Rate" shall mean .50%, plus the yield to maturity of the United States Treasury obligations with a maturity (as reported on the applicable
Government PX Screen on the Bloomberg Financial Markets
Services Screens (or such other display as may replace the Government PX Screen on Bloomberg Financial Markets
Services Screens) not more than three Business Days immediately preceding the payment date) most nearly equal to the remaining Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by Sec. 2.1).
If such rate shall not have been so reported on the applicable Government PX Screen on the Bloomberg
Financial Markets Services Screens (or its replacement), the Reinvestment Rate in respect of such payment date shall mean the mean of the yields to maturity of United
States Treasury obligations (as compiled by and published in the statistical release designated
"H.15(519)" or its successor publication for each of the two weeks immediately preceding the payment date) with a constant maturity most nearly equal to the Weighted
Average Life to Maturity of the principal being prepaid
(taking into account the application of such prepayment required by Sec. 2.1). If no maturity exactly corresponding to the Weighted Average Life to Maturity shall appear therein, yields for the next longer and the next shorter published maturities shall be calculated pursuant to the foregoing sentence and the Reinvestment
Rate shall be interpolated from such yields on a straight-line basis (rounding to the nearest month). If such rates shall not have been so published in statistical release H.15(519) (or its successor publication), the Reinvestment Rate in respect of such determination date shall be calculated pursuant to the next preceding sentence on the basis of the average of the respective averages of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last Business Days of each of the two weeks preceding the payment date, for the actively traded U.S.
Treasury security or securities with a maturity or maturities most closely corresponding to the remaining
Weighted Average Life to Maturity, as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the Company.

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements


           b. The following definition of "Modified Make-Whole Amount" is hereby inserted in alphabetical order in Section 8.1:

     "Modified Make-Whole Amount" shall mean the "Make-Whole Amount" determined by (a) substituting
"1.00%" for ".50%" in the definition of "Reinvestment
Rate", (b) using the expressed maturity dates of the Notes and prepayments required pursuant to Sec. 2.1, notwithstanding the mandatory prepayment pursuant to Sec. 2.2(b) and (c) using the respective rates of interest applicable to each series of Notes as set forth in subparagraphs (a), (b) and (c) of Sec. 1.1, without regard to any Adjusted Coupon Rates.

           c. The definition of "Net Income Available for Interest Charges" is hereby amended to read in its entirety as follows:

     "Net Income Available for Interest Charges" for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income for such period),
(ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted
Subsidiaries during such period, (iii) the one-time restructuring charges of $55,000,000 taken in the second quarter of the fiscal year ended February 1, 1998 and $75,000,000 taken in the fourth quarter of the fiscal year ended February 1, 1998, (iv) Interest Charges of the Company and its Restricted Subsidiaries during such period and (v) all expenses incurred by the Company and its Restricted Subsidiaries in connection with addressing year 2000 computer compliance in an amount not to exceed $15,000,000 in the aggregate.

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     Section 2.1. To induce the Holders to execute and deliver this Third Amendment Agreement, the Company represents and warrants (which representations and warranties shall survive the execution and delivery of this Third Amendment Agreement) to the Holders, as true and correct as of the date of execution and delivery of this Third Amendment Agreement, that

           (a) the Company and each Restricted Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation;

           (b) this Third Amendment Agreement has been duly authorized, executed and delivered by it and this Third Amendment Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms;

           (c) each of the Outstanding Note Agreements and the Outstanding Notes, as amended by this Third Amendment Agreement, constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable against it in accordance with their respective terms;

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements


           (d) the execution, delivery and performance by the Company of this Third Amendment Agreement (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate or cause a default under (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, or
     (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Sec. 2.1(d);

           (e) as of the date hereof after giving effect to this Third Amendment Agreement, no Default or Event of Default has occurred which is continuing; and

           (f) no consents or approvals are necessary from any other holder of any Indebtedness of the Company to give effect to this Third Amendment Agreement.

SECTION 3.     CONDITIONS PRECEDENT.

     Section 3.1. This Third Amendment Agreement shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

           (a) executed counterparts of this Third Amendment Agreement, duly executed by the Company and the holders of at least 100% of the outstanding principal amount of the Outstanding Notes, shall have been delivered to the Holders;

           (b) the representations and warranties of the Company set forth in Sec. 2 hereof are true and correct as of the date of execution and delivery of this Third Amendment Agreement; and

           (c) the Company shall have paid the reasonable fees and expenses of Chapman and Cutler, counsel to the Holders, in connection with the negotiation, preparation, approval, execution and delivery of this Third Amendment Agreement as required by Sec. 9.4 of the Outstanding Note Agreements.

Upon receipt of all of the foregoing, this Third Amendment Agreement shall become effective.

SECTION 4.     MISCELLANEOUS.

     Section 4.1. This Third Amendment Agreement shall be construed in connection with and as part of each of the Outstanding Note Agreements, and all terms, conditions and covenants contained in each of the Outstanding Note Agreements shall be and remain in full force and effect.

     Section 4.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Third Amendment Agreement may refer to the Outstanding Note Agreements without making specific reference to this Third Amendment Agreement but nevertheless all such references shall include this Third Amendment Agreement unless the context otherwise requires.
                                       7

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements


     Section 4.3. The descriptive headings of the various Sections or parts of this Third Amendment Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     Section 4.4. This Third Amendment Agreement shall be governed by and construed in accordance with New York law.

     Section 4.5. This Third Amendment Agreement shall be binding upon the Company, the Holders and their respective successors and assigns.

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Third Amendment Agreement to each of the Outstanding Note Agreements may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

                                          PHILLIPS-VAN HEUSEN CORPORATION



                                          By
                                             Its

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



     The execution by each of the following Holders shall constitute its acceptance of the Third Amendment Agreement and its confirmation that it holds the Outstanding Notes set opposite its name as of the date of its execution and delivery hereof.

Accepted as of February 1, 1998:
                                                  OUTSTANDING NOTES


THE EQUITABLE LIFE ASSURANCE SOCIETY           $8,571,429.81 Series A Notes
  OF THE UNITED STATES                         $4,285,714.91 Series A Notes
                                                 $4,000,000 Series B Notes
                                                 $6,000,000 Series C Notes


By________________________________
  Its



UNUM LIFE INSURANCE COMPANY OF                 $14,285,716.36 Series A Notes
  AMERICA



By________________________________
  Its


NATIONWIDE LIFE INSURANCE                      $5,714,285.71 Series A Notes
   COMPANY



By________________________________
  Its

Phillips-Van Heusen Corporation          Third Amendment to Note Agreements



EMPLOYERS LIFE INSURANCE COMPANY               $1,428,571.43 Series A Notes
  OF WAUSAU



By________________________________
  Its


LUTHERAN BROTHERHOOD                           $5,000,000.73 Series A Notes




By________________________________
  Its